Exhibit 10.25

TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

THIS TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”), dated as of December 28, 2011 (the “Effective Date”), is made by and among Bakers Footwear Group, Inc., a Missouri corporation (“Bakers”), on the one hand, and Steven Madden, Ltd., a Delaware corporation (“Madden”), on the other hand. Madden and Bakers may be referred to herein individually as a “Party” or collectively as the “Parties.”

BACKGROUND

A. Bakers is the owner of the Trademarks (as defined below) in the Territory (as defined below);

B. Bakers desires to sell, assign and transfer, and Madden desires to purchase and accept the Trademarks;

C. Bakers desires to obtain, and Madden desires to grant, a limited license whereby Bakers will be allowed to use the Trademarks in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the Purchase Price (as defined below), the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1 DEFINITIONS

1.1.	Definitions.

The following terms, as used herein, have the following meanings:

“Trademark or Trademarks” shall mean those trademarks and service marks, and applications and registrations therefor, set forth on Exhibit A, including any renewals and extensions of the registrations that are or may be secured under the laws of the United States and all foreign countries, now or hereafter in effect, together with the goodwill of the business in connection with which the listed items are used, and all rights of enforcement and recovery for past, present or future infringements or unauthorized uses of the listed items.

“Liabilities” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, obligation, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Licensed Goods and Services” shall mean those goods and services listed in Exhibit D (as well as any additional goods and services approved by Madden.)

“Liens” shall mean any mortgages, liens (statutory or otherwise), security interests, licenses, conditional sales contracts, rights of refusal or encumbrances of any nature whatsoever.

“Bakers’ Knowledge” shall mean actual knowledge of Bakers’ officers and directors, as well as information that could have been known had reasonable inquiries or investigations been made as warranted by information in the actual knowledge of Bakers’ officers and directors prior to the Effective Date.

“Territory” shall mean worldwide, except Puerto Rico, the U.S. Virgin Islands, Central and South America, Cuba, the Dominican Republic, Bahamas, the Lesser Antilles and Jamaica (collectively, the “Excluded Jurisdictions”).

SECTION 2 ASSIGNMENT OF THE TRADEMARKS

2.1.	Assignment.

(a) Simultaneous with the payment of the Purchase Price by Madden to Bakers, as set out in this Agreement, Bakers does hereby sell, assign and transfer to Madden, and Madden does hereby accept, the entire right, title and interest in and to the Trademarks.

(b) Concurrently with execution of this Agreement, the Parties shall execute the recordable assignment document attached hereto as Exhibit B. Upon receipt by Bakers of the Purchase Price, Madden will then submit that recordable assignment document to the United States Trademark Office for recording.

(c) All proprietary designs, moral rights, patents, copyrightable works, copyrights, copyrighted materials, underlying works of authorship, trade dress, slogans, marks, graphic designs, and other proprietary rights embodied in or associated with products bearing, or offered in connection with, the Trademarks (collectively, “Product Rights”) will be solely owned by Madden. Bakers hereby agrees to, hereby assigns, and shall in the future assign any and all Product Rights to Madden. Madden hereby licenses to Bakers such Product Rights during the Term of this Agreement to be used in accordance with the other terms hereof. Product Rights shall not include any such proprietary rights or interests which Bakers has used or may use with other Bakers goods or services not bearing or associated with the Trademarks, provided such use occurred or occurs prior to or simultaneously with its first use with the Trademarks (“Non-WP Rights), and provided use of such Non-WP Rights represents a minority of total SKUs in any given selling season.

2.2.	No Assumption of Liabilities.

Madden will assume no liabilities of Bakers of any kind whatsoever in connection with the assignment of the Trademarks or any transactions contemplated hereby. Without limiting the generality of the foregoing, (i) Bakers shall be solely responsible for any and all Liabilities arising from and taxes incurred in connection with its activities in connection with the Trademarks, the licensing, manufacture, marketing and sale of the products sold, and business conducted, by Bakers; (ii) Bakers shall retain any and all Liabilities in respect of any of its current or former employees, whether for compensation, benefits, employment taxes, severance pay or termination benefits; (iii) Bakers shall retain all Liabilities arising prior to the Effective

Date in respect of claims of third parties that they own rights in all or any portion of, or compensation relating to or arising from, the Trademarks, but Madden shall assume such Liabilities arising on or after the Effective Date; and (iv) Bakers shall retain all Liabilities in respect of claims of third parties resulting from or incurred in connection with the termination or non-renewal by Bakers of any trademark license agreement, distribution agreement, sales representative agreement or other arrangement to which Bakers is or was party.

SECTION 3 Purchase Price – Payment

3.1.	Purchase Price.

(a) The purchase price (the “Purchase Price”) for the Trademarks will be FOUR MILLION U.S. DOLLARS ($4,000,000).

3.2.	Payments.

Immediately upon receipt of this Agreement executed by Bakers, and in no event later than the next business day, Madden shall deliver the Purchase Price by wire transfer, in accordance with Bakers’ wiring instructions. Bakers shall within three (3) business days thereafter make payment from the proceeds to the entities and in the amounts set out in Exhibit F.

The Parties will be executing an Assignment and Assumption Agreement (the “Assignment”) of even date herewith, whereby Bakers will be assigning to Madden (and Madden will be assuming all of the obligations under) that certain Lease dated as of February 4, 2010 (the “Lease”) pertaining to certain retail premises located at 509 Fifth Avenue, New York, NY, subject to the written consent of the landlord (the “Landlord”) thereunder (the “Required Consent”). Absent any negligent or willful act or omission by Madden to prevent the Required Consent, if the Required Consent is not obtained on or prior to the 90th day following the date hereof, then at any time after such 90th day, but prior to the date upon which the Required Consent is obtained, either Party, at its option, may cancel and terminate the Assignment by giving written notice thereof to the other Party, whereupon the Assignment shall be cancelled and null and void and of no further force and effect, provided, that in such event Bakers agrees to and shall pay to Madden a “break-up fee” in the amount of Five Hundred Thousand Dollars ($500,000). If the Required Consent is obtained and Assignee’s Contribution (as defined in the Assignment) is delivered to Bakers pursuant to the terms of the Assignment, Bakers shall, within three (3) business days thereafter, pay Two Hundred Fifty Thousand Dollars ($250,000) to East Mount Shoe Ltd. (For the avoidance of doubt, such payment to East Mount Shoe Ltd. shall be in addition to any amounts set forth on Exhibit F hereto.)

SECTION 4 GRANT OF LICENSE TO USE THE TRADEMARKS

4.1.	Grant of License.

(a) Subject to the terms and conditions of this Agreement, Madden hereby grants to Bakers a limited, non-sublicensable, non-exclusive, fully paid-up license to use the Trademarks in connection with the Licensed Goods and Services offered in Bakers and Wild Pair retail stores (or in retail stores owned by Bakers under such other service marks that Bakers may use to rebrand its stores in the future) in the Territory and on bakersshoes.com and other sites or distribution channels exclusively associated with the Bakers or Wild Pair retail stores – or retail stores owned by Bakers under such other service marks that Bakers may use to rebrand its stores in the future – including without limitation the Bakers retail storefront on amazon.com and the Bakers Facebook page, all solely for advertising and sales directed to consumers within the Territory. During the Term, Madden will not manufacture for, or promote, distribute or sell to, or authorize others to manufacture for, or promote, distribute or sell to the retail stores (including without limitation any online retail stores and other retail sites for such stores) listed in Exhibit C (the “Prohibited Store(s)”) any of the Licensed Goods and Services bearing or used in connection with any of the Trademarks or any marks confusingly similar thereto. Madden shall not use or authorize others to use the Trademarks or any marks confusingly similar thereto as a service mark for retail store services during the Term.

(b) Payless Shoesource (“Payless”) shall be a Prohibited Store for the first 24 months subsequent to the Effective Date. At any time after such period, Madden may remove Payless from the list of Prohibited Stores provided it gives six months prior notice to Bakers of such removal.

(c) The Parties agree, during each successive 5th year anniversary of the Term, to negotiate in good faith to update the list of Prohibited Stores on Exhibit C to include new stores equivalent to those then existing on Exhibit C, and to remove those stores no longer in business. Should the Parties be unable to agree on such updated list of Prohibited Stores, the Parties shall submit to binding arbitration in accordance with Section 11.2 to resolve such dispute.

(d) Madden will not object to Bakers’ use of the terms “Original”, “Authentic” and “since 1972” in connection with the Trademarks, and if Madden elects to remove Payless from the list of Prohibited Stores, then Madden shall not use such terms, and shall not authorize others to do so (including taking commercially reasonable steps to prohibit use by its customers), and shall include language prohibiting use of such terms in any licenses of the Trademarks to others in connection with the Trademarks on or in connection with the Licensed Goods & Services during the Term.

SECTION 5 OWNERSHIP OF TRADEMARKS

5.1.	Ownership.

(a) Following execution of this Agreement, Madden shall have and retain full and complete ownership and control of the Trademarks, all use of the Trademarks shall inure to the sole legal and equitable benefit of Madden as the owner of the Trademarks, and all rights derived, or that may be derived by Bakers, its subsidiaries or affiliates from the use of the Trademarks shall belong to Madden. Madden shall have the sole right to register or use any domain names comprising or incorporating the Trademarks or any terms confusingly similar thereto, except as expressly permitted pursuant to Section 6.1(d).

(b) Bakers agrees that nothing in this Agreement shall vest or otherwise transfer, convey or give to Bakers any right, title or interest in the Trademarks unless expressly provided in this Agreement. Bakers further agrees that during the Term or after Termination, neither it, nor its subsidiaries or affiliates, will challenge, contest or question the validity or enforceability of the Trademarks, Madden’s title to or ownership of the Trademarks or any registrations or any applications for registration thereof by Madden. Bakers shall not register or attempt to register the Trademarks, or any confusingly similar trademark, service mark, trade name, logo or other distinctive sign or identifier, in any jurisdiction or country, and shall not authorize or assist any person connected to Bakers to do so. Notwithstanding the foregoing, should Bakers, or its subsidiaries or affiliates, be deemed the owner of any trademark, service mark, trade name, logo or other distinctive sign or identifier in any country or jurisdiction identical to or confusingly similar with any Trademark, Bakers hereby agrees to and hereby assigns, and Bakers shall cause such subsidiary or affiliate to assign, such item to Madden and take any other acts necessary to fully vest ownership of such item in Madden.

5.2.	Maintenance.

The application, prosecution and maintenance of all applications and registrations of Trademarks in any country or jurisdiction shall be at Madden’s sole discretion and expense. Should Madden elect not to maintain any registration listed in Exhibit A (or such other registrations for the Trademarks as may exist in the future) for which all statutory and other requirements for maintenance are satisfied, Madden shall provide reasonable notice to Bakers, and Bakers will have the option to pay Madden all required maintenance fees and provide any evidence required for the maintenance filing, in which case Madden will complete the filing to maintain the registration in Madden’s name. In the event that a pending application to register a Trademark is rejected or should a Trademark be revoked or no longer be owned by, licensed to, or available for use by Madden, Madden shall provide Bakers with prompt written notice thereof, and Bakers shall cease using such Trademark in the applicable jurisdiction immediately, or may continue use thereof, subject to its indemnification obligations under Section 8.2(d). Provided, however, if Madden voluntarily assigns the Trademarks to a third party in such jurisdiction, Madden agrees that it will require such assignee to be bound by the terms of this Agreement.

5.3.	New Registrations

Should Bakers wish to have a Trademark registered in a jurisdiction (other than the Excluded Jurisdictions) for goods and services beyond the scope of the existing registrations for that Trademark in such jurisdiction, Bakers shall submit a written request to Madden and provide payment to Madden sufficient for Madden to have all appropriate trademark searching conducted. If use and registration of the Trademark as set forth in Bakers’ request would not conflict with any third party rights or otherwise expose Madden to any liability or risk of claims, then Madden shall apply for registration of the Trademark, with Bakers to pay all associated filing, prosecution and maintenance fees and costs for that application and any resulting registration. However, if Madden should simultaneously or subsequently begin use of the Trademarks in such jurisdiction, the Parties shall share equally in the expense of prosecuting and maintaining such applications or registrations. If the registration issues, Madden will notify Bakers in writing upon receipt of confirmation of such registration.

Should Bakers begin to use the Trademarks in any jurisdiction not currently listed on Exhibit E, Bakers shall notify Madden thereof. If Bakers wishes to register the Trademarks in such jurisdiction, then the prior paragraph shall apply. Any use of the Trademarks by Bakers without, or prior to, registration shall be subject to Section 8.2(d). If Bakers does not wish to register the Trademarks, but Madden in its discretion wishes to register the Trademarks in such jurisdiction, then Madden shall pay all costs and fees associated with filing, prosecuting and maintaining the application and resulting registration.

SECTION 6 QUALITY CONTROL

6.1.	Form of Use of the Marks.

(a) Bakers shall use the Trademarks only in such form and manner as currently used as of the date of this Agreement or in such other form and manner in keeping with the quality standards set out in this Agreement.

(b) Bakers shall not use the Trademarks in connection with the creation of a composite trademark. Bakers agrees not to dilute or tarnish the Trademarks. Bakers shall mark each use of the Trademarks with the statutory “®” notice, the “™” notice or other notice, as appropriate in accordance with applicable laws in the Territory.

(c) Bakers shall observe and comply with all laws, rules, and regulations applicable to the manufacturing, packaging, storing, handling, and sale of products, and provision of services, in connection with the Trademarks and shall, at its own cost and expense, secure all necessary governmental permits and approvals necessary to manufacture, package and sell such products. Bakers shall promptly report to Madden any claim by a governmental agency concerning any of the products or services offered in connection with the Trademarks. Madden will provide Bakers with documentation as required by any governmental or other entity necessary to demonstrate and maintain Bakers’ authorized use of the Trademarks hereunder.

(d) Bakers shall not, without the prior written consent of Madden, register or use any domain names that comprise or incorporate the Trademarks or any terms confusingly similar thereto. With respect to any such domain names registered or used by Bakers with the prior written consent of Madden, Bakers shall cause such domain names to be transferred to Madden at Bakers’ sole cost and expense upon Termination. In the event that Bakers or any party under its control registers such a domain name without prior written consent, Bakers shall immediately cause such domain name to be transferred to Madden at Bakers’ sole cost and expense.

6.2.	Quality Control

(a) Bakers shall maintain high quality standards consistent with its past practices in the offering, distribution and/or sale of the Licensed Goods and Services in connection with the Trademarks, and in any related marketing or promotional activities.

(b) Bakers shall submit to Madden or an authorized representative thereof for approval, representative samples of all products, packages, labels, advertising and other materials on which the Trademarks appear upon the request of Madden, but not more than twice in any on which the Trademarks appear upon the request of Madden, but not more than twice in any calendar year (namely on January 31 and July 31 for products sold in the prior season) unless Bakers is not meeting the obligations of Section 6.2(a) or is otherwise in breach of this

Agreement. If any such items are rejected, Bakers shall promptly implement all changes reasonably required by Madden and applicable to items Bakers will be continuing to use, and resubmit such items to Madden for approval.

SECTION 7 POLICING AND ENFORCEMENT

7.1.	Notification.

Bakers agrees to immediately notify Madden upon becoming aware of any potentially infringing or other use by a third party of any term identical or potentially confusingly similar to any Trademark that may adversely affect the Trademarks or Madden’s rights, and further agrees to take no action of any kind with respect thereto, except as expressly stated in this Agreement.

7.2.	Enforcement.

Madden shall have the sole right, but not the obligation, to, in its sole discretion, take whatever steps it deems necessary or desirable to protect the Trademarks from any infringement or other adverse use, and shall have the sole right to control any litigation or other proceeding undertaken by it for any such purpose. Bakers agrees to cooperate fully with Madden at Madden’s expense in the event such action entails litigation or other similar proceedings. Any monetary damages or settlements recovered in connection with enforcing the Trademarks pursuant to this Section 7.2 will belong to Madden. Should Madden decide to take no action against a potentially infringing or adverse mark, it shall notify Bakers, and Bakers may proceed to litigate the matter, subject to Madden’s approval of counsel, litigation strategy and any proposed final settlement, which approval shall not be unreasonably withheld or delayed. Madden will cooperate with Bakers in such litigation, at Bakers’ expense.

SECTION 8 REPRESENTATIONS, WARRANTIES AND INDEMNITIES

8.1.	Limitation on Representations, Warranties and Indemnities.

EXCEPT AS EXPRESSLY STATED IN SECTION 8.2(b), 8.2(c) and 8.2(d), MADDEN DOES NOT MAKE ANY WARRANTIES, GUARANTEES, REPRESENTATIONS, INDEMNITIES OR CONDITIONS, EXPRESS OR IMPLIED, WHETHER UNDER COMMON LAW, STATUTE OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF QUIET ENJOYMENT, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY GENERAL OR PARTICULAR PURPOSE AND BAKERS HEREBY WAIVES SAME.

EXCEPT AS EXPRESSLY STATED IN SECTION 8.2(a), 8.2(c) and 8.2(d), BAKERS DOES NOT MAKE ANY WARRANTIES, GUARANTEES, REPRESENTATIONS, INDEMNITIES OR CONDITIONS, EXPRESS OR IMPLIED, WHETHER UNDER COMMON LAW, STATUTE OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF QUIET ENJOYMENT, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY GENERAL OR PARTICULAR PURPOSE AND MADDEN HEREBY WAIVES SAME.

8.2.	Representations, Warranties and Indemnification.

(a) Bakers makes the following representations and warranties to Madden:

(i) Bakers is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Bakers has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(ii) By entering this Agreement, Bakers will not violate any obligation or agreement that it may have with a third party.

(iii) Exhibit A contains a correct and complete list of all applications and registrations for the Trademarks worldwide. Exhibit D includes, along with goods and services offered by Bakers in the recent past, all goods and services currently offered by Bakers bearing or used in connection with the Trademarks. Exhibit E contains a complete list of all countries in which Bakers is selling goods or providing services on or in connection with the Trademarks in the Territory. All registrations in the U.S. are concurrent use registrations subject to the Concurrent Use Agreement as defined below. Bakers hereby assigns, and Madden hereby accepts, all of Bakers’ rights and obligations under the Concurrent Use Agreement to the extent related to the Trademarks. Bakers has received no notice of any pending, existing or currently threatened opposition, cancellation, or other legal or governmental proceedings against or involving the Trademarks.

(iv) To Bakers’ Knowledge, none of the Trademarks are currently infringing, nor have any of the Trademarks or any use thereof infringed, nor will Madden’s ownership and continued use of the Trademarks in the same manner as previously used by Bakers infringe any currently existing intellectual property or other proprietary rights of another, in the U.S. (although Bakers makes no warranties or representations as to the U.S. portions of the Excluded Jurisdictions). Bakers has received no notice of any pending, existing or currently threatened trademark infringement, dilution or similar dispute or action against or involving the Trademarks. Further, to Bakers’ Knowledge, no person is currently infringing any of the Trademarks in the U.S. (although Bakers makes no warranties or representations as to the U.S. portions of the Excluded Jurisdictions).

(v) To Bakers’ Knowledge, Bakers is the sole and exclusive owner of all right, title and interest in and to Canadian Reg. No. TMA249,138 and the Trademarks in the U.S., except in the Excluded Jurisdictions pursuant to a Concurrent Use Agreement with Novus, Inc. (the “Concurrent Use Agreement”), and has not granted any license or made any assignment of any of the Trademarks. The Trademarks in the U.S. and Canadian Reg. No. TMA249,138 are free and clear of all Liens (although Bakers makes no warranties or representations as to the U.S. portions of the Excluded Jurisdictions), except as expressly set out in Exhibit G hereto. Bakers has not entered into any agreement which restricts its use of the Trademarks other than the Concurrent Use Agreement. To Bakers’ Knowledge there are no equitable defenses to enforcement of the Trademarks in the U.S. based on any act or omission of Bakers (although Bakers makes no warranties or representations as to the U.S. portions of the Excluded Jurisdictions).

(vi) All registrations and applications that have been made for the Trademarks have been properly made and filed (although the Canadian registration set out in Exhibit A is currently in the name of Bakers former name, Weiss Neuman Shoe Co., and Bakers shall amend such registration as soon as possible to reflect ownership in the name of Bakers, with the appropriate name change filing made prior to the Effective Date) and all fees relating to the registrations and applications are current. All Trademarks in the U.S. and Canadian Reg. No. TMA249,138 are valid and subsisting (although Bakers makes no warranties or representations as to the U.S. portions of the Excluded Jurisdictions), although the stylized versions of the marks set in Exhibit A may have been updated from time to time, but such updates (except as expressly set out in Exhibit A) have not jeopardized the validity or subsistence of the Trademarks in the U.S. and Canadian Reg. No. TMA249,138 (although Bakers makes no warranties or representations as to the U.S. portions of the Excluded Jurisdictions).

(vii) Bakers’ representations and warranties under Section 8.2 (a)(vi) shall terminate on the third anniversary of the Effective Date.

(b) Madden makes the following representations and warranties to Madden:

(i) Madden is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Madden has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(ii) By entering this Agreement, Madden will not violate any obligation or agreement that it may have with a third party.

(c) Each Party (“Indemnitor”) hereby indemnifies, defends, and holds the other Party and its subsidiaries, affiliates, officers, employees and contractors (“Indemnitees”) harmless from and against any and all claims, suits, obligations, causes of action, liabilities, costs, and damages (including without limitation attorney’s fees and court costs, injuries to persons (including death) and damages to property, products liability claims, and claims for environmental harms) based upon, arising out of, or directly or indirectly related to the operations, performance, nonperformance, or business of Indemnitor under, or related to, this Agreement (including, without limitation, the design, testing, manufacture, sale, distribution, marketing, use, display, advertising or promotion of products in connection with the Trademarks) and whether or not based upon any act or omission, negligence, strict liability or liability without fault; provided, however, that such indemnity shall not apply to the extent claims: 1) are proven in a court of law to be related to any of the Indemnitees’ negligence or willful misconduct or claims; or 2) are based on allegations that the Trademarks assigned to Madden pursuant to this agreement infringe or otherwise violate third party rights in instances where Madden would otherwise be the Indemnitor, except as expressly set out in Section 8.2(d). Said indemnity shall further extend to the Indemnitor’s performance or nonperformance under this Agreement, including any default on the part of the Indemnitor, whether or not any such violation or failure to comply has been disclosed to Indemnitees.

(d) Madden will indemnify and hold Bakers and its Indemnitess harmless from any claim arising in a jurisdiction in which Madden has obtained a registration (other than those existing registrations as set out in Exhibit A hereto obtained through assignment from Bakers under this Agreement) sufficient to encompass Bakers’ use in that jurisdiction, involving infringement of third party trademark rights through Bakers’ use of the Trademarks in accordance with the terms and conditions of this Agreement. Bakers will indemnify and hold Madden and its Indemnitees harmless from any claims arising in a jurisdiction involving infringement of third party trademark rights through Bakers’ use of the Trademarks in a jurisdiction for which registration has not been obtained pursuant to Section 5.3., and for which no registration owned by Madden (other than those existing registrations as set out in Exhibit A hereto obtained through assignment from Bakers under this Agreement) sufficient to encompass Bakers’ use in that jurisdiction exists in such jurisdiction.

SECTION 9 TERM AND TERMINATION

9.1.	Term.

This Agreement shall be effective from the Effective Date and shall remain in effect perpetually unless otherwise earlier terminated or cancelled in accordance with Section 9.2 of this Agreement (the “Term”).

9.2.	Termination.

(a) This Agreement may be terminated by mutual written consent of the Parties.

(b) This Agreement may be terminated by either Party, if after a material breach of this Agreement, notice is provided by the non-breaching Party, and the breaching Party has not remedied the underlying breach and repaired any damage caused thereby within sixty (60) days after receiving notice.

(c) Termination, cancellation, or expiration of this Agreement (collectively “Termination”), shall not affect any rights or obligations accrued prior to the effective date of such Termination. Upon Termination of this Agreement, all rights granted to Bakers hereunder will cease and revert to Madden, Bakers will have no further right or license to use the Trademarks, and will immediately cease all use of the Trademarks, except that, so long as such continued sales do not violate any terms or conditions of this agreement, and are not made at prices lower than those set by Bakers during the Term, Bakers may continue to sell existing inventory bearing the Trademarks until the earlier of: 1) exhaustion of that existing inventory; or 2) ninety (90) days after Termination.

(d) Notwithstanding Termination, all provisions of this Agreement, to the extent necessary to interpret the rights and obligations of the Parties prior to such Termination, and/or enforce same, and in particular the last two sentences of Section 3.2, and Sections 5, 6.1(d), and 8, shall survive Termination.

SECTION 10 NOTICES

All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy e-mail receipt or refusal acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any Party hereto to the other Party hereto. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To Bakers:

Peter Edison

Bakers footwear Group, Inc.

2815 Scott Avenue

St. Louis, MO 63103

Facsimile: 314-641-0390

E-mail: PEdison@bfgstl.com

(with a copy to)

Alan S. Nemes

Husch Blackwell LLP

190 Carondelet Plaza, Suite 600

St. Louis, MO 63105

Facsimile: 314-480-1505

E-mail: alan.nemes@huschblackwell.com

To Madden:

Steven Madden, Ltd.

52-16 Barnett Ave.

Long Island City, NY 11104

Attention: Edward R. Rosenfeld

Facsimile: (718) 308-8993

E-mail:

(with a copy to)

Foley & Lardner LLP

500 Woodward Ave., Suite 2700

Detroit, MI 48226

Attention: Daljit S. Doogal

Facsimile: (313) 234-2800

E-mail:

SECTION 11 Miscellaneous

11.1.	Governing Law.

This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of New York (and the United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the Parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein shall prevent or delay any party hereto from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by another party of any of its obligations hereunder.

11.2.	Consent to Jurisdiction.

Each Party hereto irrevocably submits to the exclusive jurisdiction of (a) the courts of New York and (b) the United States District Court for the Southern District of New York, for purposes of any claim, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party hereto agrees to commence any such claim, action or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action or proceeding cannot be brought in such court for jurisdictional reasons, in the state courts of New York. Each of the Parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any claim, action or proceeding commenced in such courts is brought in an inconvenient forum.

Notwithstanding the foregoing, in the event a dispute arises between the Parties as set out in Section 4.1(c), and the Parties are unable to resolve the dispute through their own good faith negotiations within 60 days, the Parties agree to submit the dispute to binding arbitration in New York, New York, or such other location agreed upon by the Parties, in accordance with and pursuant to the then existing rules of the American Arbitration Association (AAA). Each Party shall pay its own expenses associated with such arbitration. The arbitrator’s decision shall be final and binding upon the Parties. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement may be effectuated by personal service upon a Party or other service as permitted by the AAA.

11.3.	Construction.

This Agreement has been jointly drafted by the Parties, and each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.4.	Amendment and Waiver.

Any provision of this Agreement may be amended, modified, waived or extended if, but only if, such amendment, modification, waiver or extension is in writing and is signed by Madden and Bakers. The waiver by a Party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.5.	Section Headings, Defined Terms and Interpretation.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The terms defined herein include the plural as well as the singular and the singular as well as the plural.

(b) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, and (vi) each reference to “herein” means a reference to “in this Agreement.”

11.6.	Severability.

If any provision of this Agreement is, becomes or is deemed to be unenforceable in any jurisdiction:

(a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken and a new provision will be negotiated consistent with the purpose and intent of this Agreement;

(b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and

(c) the remainder of this Agreement will remain in full force and effect.

11.7.	Assignment.

Except as expressly stated herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by Bakers to any other person without the prior written consent of Madden, not to be unreasonably withheld or delayed, and any such attempted assignment effected without prior written consent will be null and void. Notwithstanding the foregoing, or any other provision of this Agreement, Bakers may assign or transfer its rights, interests or obligations without consent in connection with (1) a sale of the majority voting stock of Bakers or (2) a sale of all or substantially all the assets of Bakers as an operating company, but not a liquidation of such assets, and only to the extent required by Bank of America, N.A. (the “Bank”) pursuant to the terms of that certain Second Amended and Restated Loan Agreement dated as of August 31, 2006 (as amended and in effect) between Bakers and the Bank. This Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the Parties hereto, and each of their respective permitted successors, heirs, and assigns.

11.8.	Damages and Remedies.

(a) EXCEPT FOR DAMAGES ARISING UNDER EACH PARTY’S INDEMNIFICATION FOR THIRD PARTY CLAIMS AS SET OUT IN SECTION 8.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, UNDER ANY LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES OF ANY KIND, SUFFERED BY OR OTHERWISE COMPENSABLE TO THE OTHER, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Each Party recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, no remedy at law will provide adequate relief to the other Party. Each Party may obtain specific performance of this Agreement, and is entitled to preliminary and permanent injunctive relief, upon appropriate notice and hearing as required by a court of competent jurisdiction at any time when the other Party fails to comply with the provisions of this Agreement.

11.9.	Force Majeure.

Notwithstanding anything to the contrary in this Agreement, a Party shall not be in breach of this Agreement for failing to perform any obligation hereunder (other than failure to make a payment due under this Agreement on account of insufficient funds) as a result of natural disasters, strikes, transport, shortages, outages, or acts of war, or any other similar or dissimilar reason beyond the reasonable control of such Party, provided that such Party takes reasonable steps to diligently complete its performance as soon as reasonably possible thereafter.

11.10.	Entire Agreement.

This Agreement constitutes the entire understanding between the parties regarding the Trademarks, and supersedes and replaces all prior discussions, writings and agreements relating to same.

11.11.	Counterparts.

This Agreement may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, to be signed the day and year first above written.

MADDEN:

Steven Madden, Ltd.

By:	/s/ Edward Rosenfeld
	Name:	Edward R. Rosenfeld
	Title:	Chief Executive Officer

BAKERS:

Bakers Footwear Group, Inc.

By:
	Name:	Peter Edison
	Title:	Chairman and Chief Executive Officer

15

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, to be signed the day and year first above written.

MADDEN:

Steven Madden, Ltd.

By:
	Name:	Edward R. Rosenfeld
	Title:	Chief Executive Officer

BAKERS:

Bakers Footwear Group, Inc.

By:	/s/ Peter Edison
	Name:	Peter Edison
	Title:	Chairman and Chief Executive Officer

EXHIBIT A TO THE TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

Trademarks

Country	Mark	App. No.	Reg. Date	Reg. No.	Status	Goods/Services
Canada	THE WILD PAIR		08/08/1980	TMA249,138	Registered	Shoes; Retail store services dealing with the sale of shoes and accessories

United States	THE WILD PAIR	72/434,835	01/22/1974	977,532	Registered	Retail store services dealing with the sale of shoes and accessories

United States	THE WILD PAIR	72/416,136	03/20/1973	955,819	Registered	Shoes

United States	THE WILD PAIR & Design *	73/685,191	07/12/1988	1,495,801	Registered	Handbags; hosiery, sweatshirts, pantyhose, socks, shirts, and belts

United States	WILD PAIR	78/115,938	11/16/2010	3,876,304	Registered	Shoes

United States	WILD PAIR	78/115,969	11/16/2010	3,876,305	Registered	Retail store services featuring shoes and accessories

United States	WILD PAIR	73/304,622	06/15/1982	1,198,008	Registered	Shoes

United States	WILD PAIR (Stylized)	78/115,958	01/28/2003	2,681,306	Registered	Shoes

United States	WILD PAIR (Stylized)	78/115,979	11/16/2010	3,876,306	Registered	Handbags; hosiery, pantyhose, socks, and belts

*	Notwithstanding anything to the contrary in this Agreement, in the event Bakers’ current updated version of this stylized mark is deemed a material change to the registered mark, the U.S Trademark Office may cancel this particular stylized registration for non-use.

The rights underlying the registrations listed above, as well as any other rights to the marks Wild Pair or The Wild Pair in use on an unregistered basis by Bakers in the U.S. portions of the Territory.

Whatever additional right, title, and interest Bakers may have, (beyond the registrations listed above and the underlying rights thereto, as well as any rights to the marks Wild Pair or The Wild Pair in use on an unregistered basis by Bakers in the U.S. portions of the Territory) if any, taken on a quitclaim basis and without warranty, in and to the following marks anywhere in the Territory:

1.	WILD PAIR

2.	THE WILD PAIR

3.

4.

5.

EXHIBIT B TO THE TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

Recordable Trademark Assignment

This Recordable Trademark Assignment (this “Assignment”) is effective and entered into on this      day of December, 2011, by and between Bakers Footwear Group, Inc., a Missouri corporation (“Assignor”), on the one hand, and Steven Madden, Ltd., a Delaware corporation (“Assignee”), on the other hand.

WHEREAS, Assignor was the owner of the trademark registrations and applications listed on the attached Schedule A and all associated rights (such trademarks and service marks being referred to herein as the “Marks”);

WHEREAS, Assignee wished to acquire the Marks together with the goodwill of the business in connection with which the Marks are used;

WHEREAS, Assignor and Assignee have entered into a Trademark Assignment and License Agreement effective as of the date of this Assignment, assigning the applications and registrations listed on the attached Schedule A to Assignee; and

WHEREAS, Assignor and Assignee are desirous of making this assignment a matter of record in the U.S. Patent and Trademark Office and with any other appropriate foreign or international office or registrar.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign and transfer to Assignee, and Assignee does hereby accept, the entire right, title and interest of Assignor in and to the Marks, including any renewals and extensions of the registrations that are or may be secured under the laws of the United States and all foreign countries, now or hereafter in effect, together with the goodwill of the business in connection with which the Marks are used and all rights of enforcement and recovery for past, present or future infringements or unauthorized uses of the Marks.

Assignor will cooperate with Assignee, including performance of any actions, and the execution and delivery of any documents necessary or appropriate to give effect to the intent and terms of this Assignment.

This Agreement may be executed in counterpart copies and receipt by electronic or facsimile transmission of executed copies will be legally binding.

IN TESTIMONY WHEREOF, the parties hereto have, through their duly authorized representatives, executed this Assignment as of the dates written below.

BAKERS FOOTWEAR GROUP, INC.	STEVEN MADDEN, LTD.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Schedule A to the Recordable Trademark Assignment

Country	Mark	App. No.	Reg. Date	Reg. No.	Status	Goods/Services
Canada	THE WILD PAIR		08/08/1980	TMA249,138	Registered	Shoes; Retail store services dealing with the sale of shoes and accessories

United States	THE WILD PAIR	72/434,835	01/22/1974	977,532	Registered	Retail store services dealing with the sale of shoes and accessories

United States	THE WILD PAIR	72/416,136	03/20/1973	955,819	Registered	Shoes

United States	THE WILD PAIR & Design	73/685,191	07/12/1988	1,495,801	Registered	Handbags; hosiery, sweatshirts, pantyhose, socks, shirts, and belts

United States	WILD PAIR	78/115,938	11/16/2010	3,876,304	Registered	Shoes

United States	WILD PAIR	78/115,969	11/16/2010	3,876,305	Registered	Retail store services featuring shoes and accessories

United States	WILD PAIR	73/304,622	06/15/1982	1,198,008	Registered	Shoes

United States	WILD PAIR (Stylized)	78/115,958	01/28/2003	2,681,306	Registered	Shoes

United States	WILD PAIR(Stylized)	78/115,979	11/16/2010	3,876,306	Registered	Handbags; hosiery, pantyhose, socks, and belts

EXHIBIT C TO THE TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

Prohibited Stores

1.	Abercrombie & Finch
2.	Aeropostale
3.	Aerosoles
4.	Aix Armani Exchange
5.	Aldo
6.	American Eagle
7.	Ann Taylor
8.	Anthropologie
9.	Arden B
10.	Banana Republic
11.	Bebe
12.	Billabong
13.	Buckle
14.	Cache’
15.	Call it Spring
16.	Cathy Jean
17.	Charlotte Russe
18.	Charming Charlie
19.	Club Monaco
20.	dELiA*s
21.	Diesel
22.	Ed Hardy
23.	Express
24.	Forever 21
25.	Fossil
26.	Free People
27.	Gap
28.	Guess
29.	GUESS by Marciano
30.	H&M
31.	Hollister
32.	Hot Topic
33.	Intermix
34.	J. Crew
35.	Journeys
36.	Juicy Couture
37.	Kenneth Cole
38.	Marmi

39.	Love Culture
40.	Mango
41.	Miss Sixty/Energie
42.	New York & Company
43.	Nine West
44.	O’ shoes by AGACI’
45.	Pac Sun
46.	Papaya
47.	Quicksilver
48.	Rebel
49.	Rockport
50.	Roxy
51.	Shi
52.	Shiekh Shoes
53.	Shoe Box
54.	Skechers
55.	Spring
56.	The Limited
57.	True Religion Brand Jeans
58.	Urban Outfitters
59.	Underground Station
60.	Victoria Secret
61.	Wet Seal
62.	White House/Black Market
63.	Windsor Fashions
64.	Zara
65.	X.O.T. Shoes
66.	Any Chain operated by Aldo or Genesco.

EXHIBIT D Goods & Services

1.	All goods and services listed in Exhibit A

2.	Apparel accessories

3.	Wallets

4.	Phone and personal electronics accessories

5.	Cosmetic cases, mirrors and accessories

6.	Jewelry

7.	Scarves

8.	Socks

9.	Hosiery

10.	Jeggings/Leggings

11.	Skirts

12.	Tops

13.	Leg warmers

14.	Belts

15.	Headwear

16.	Shoe care products

17.	Shoe accessories

18.	Hair accessories

19.	Outerwear

20.	Retail store services featuring footwear, apparel accessories and the other goods listed above

EXHIBIT E- Countries

Australia

Austria

Belgium

Bermuda

Canada

Cyprus

Czech Republic

Denmark

Finland

France

Germany

Ireland

Italy

Japan

Kuwait

Luxembourg

Mexico

Moldova

Netherlands

New Zealand

Norway

Philippines

Portugal

Qatar

Singapore

Spain

Sweden

Switzerland

Turkey

United Arab Emirates

United Kingdom

United States (except U.S. portions of Excluded Jurisdictions)

EXHIBIT F

3 Dee International Inc. - $ 456,652.80

Max Smart Ltd - $ 539,520.00

Adesso-Madden, Inc. - $ 120,368.01

East Mount Shoe Ltd - $ 883,459.19

EXHIBIT G

Certain of the registrations for the Trademarks in the U.S. as set out in Exhibit A have recorded in the Assignment Branch of the U.S. Patent and Trademark Office (USPTO) (“Assignment Branch”) assignments/security interests which are unenforceable either due to bankruptcy of the debtor and approved sale of the Trademarks by the bankruptcy court (in the case of Edison Brothers Stores, Inc.), or have been fully satisfied but not removed, released or corrected from the Trademark Office records. Such assignments/security interests for one or more of such registrations have been recorded in the USPTO on behalf of the following entities: BankAmerica Business Credit, Inc.; Congress Financial Corporation; Private Equity Management Group, Inc. (“PEM”); Banco Popular de Puerto Rico. While Bakers has satisfied its obligations under its warranties and representations regarding the absence of Liens as set out in Section 8.2 (a) (v), Bakers shall use commercially reasonable efforts to diligently remove, release or correct the Assignment Branch records and filings regarding such security interests and chain of title, as well as the Uniform Commercial Code (“UCC”) filings for PEM, and shall indemnify Madden for any claims brought against Madden relating to such recordations or filings until removed, released or corrected, in keeping with its obligations under Section 8.2 (c).

Bakers has obtained a release of the security interests granted to Fleet Retail Finance, Inc. (“Fleet”) from its successor in interest, namely, Bank of America, N.A. or its subsidiary or affiliate (“Bank”) in connection with the Trademarks and the Lease. Bakers shall work diligently in cooperation with the Bank to file same in the Assignment Branch and to effect an amendment of the UCC filing therefor in the name of Fleet (or in the name of Bank expressly as successor in interest to Fleet) to release same as soon as possible after the Effective Date. Bakers shall indemnify Madden for any claims brought against Madden relating to such recordations or filings until removed, released or corrected in keeping with its obligations under Section 8.2 (c).

Bakers represents and warrants that the security interests referenced in the Concurrent Use Agreement to the extent relating to the Trademarks (but for the avoidance of doubt excluding any other marks or applications or registrations for Wild Pair or The Wild Pair outside the Territory) have been terminated and/or are not enforceable; Bakers shall indemnify Madden for any claims brought against it Madden arising from such security interests.